Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Beach Acquisition Co Parent, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Units	Other	25,738,356 Common Units(1)	N/A	$303,336,638.28(3)	0.00015310	$46,440.84
	Equity	Class P Units	Other	509,360 Class P Units(2)	N/A	$31,585,413.60(4)	0.00015310	$4,835.73
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$334,922,051.88		$51,276.57
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$51,276.57

(1)	Represents the maximum number of Common Units of Beach Acquisition Co Parent, LLC (the “registrant”) that may be issuable by the registrant to holders of Class A common stock, par value $0.001 per share (“Skechers Class A Common Stock”), of Skechers U.S.A., Inc. (“Skechers”) upon consummation of the Transaction (as defined in that certain Agreement and Plan of Merger, dated as of May 4, 2025, by and among the registrant, Beach Acquisition Merger Sub, Inc., a direct or indirect subsidiary of the registrant that is treated as a direct subsidiary of the registrant for U.S. federal tax income purposes, and Skechers (the “Merger Agreement”)) as described in the information statement/prospectus which forms part of this registration statement on Form S-4 (this “Registration Statement”). The number of Common Units being registered is equal to (x) 29,920,623 (the “Maximum Equity Election Cap”), representing the maximum number of shares of Skechers Class A Common Stock and Skechers Class B common stock, par value $0.001 per share (“Skechers Class B Common Stock,” and together with Skechers Class A Common Stock, “Skechers Common Stock”) entitled to, upon election, convert into the right to receive (1) an amount in cash equal to $57.00 per share and (2) one Common Unit per share upon consummation of the Transaction pursuant to the terms of the Merger Agreement, minus (y) 4,182,267, representing the minimum number of Common Units expected to be beneficially owned by The Greenberg Family Trust, the Skechers Voting Trust, Robert Greenberg and certain members of the Greenberg family (collectively, the “Greenberg Stockholders”) upon consummation of the Transaction pursuant to the terms of the Merger Agreement. In accordance with Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Common Units as may be issuable as a result of splits, dividends or similar transactions. For the avoidance of doubt, this Registration Statement does not register Common Units expected to be beneficially owned by the Greenberg Stockholders.

(2)	Represents the maximum number of Class P Units of the registrant that may be issuable by the registrant to holders of restricted stock awards of Skechers, the vesting of which is conditioned in full or in part on the achievement of performance goals or metrics (“Skechers PSAs”), upon consummation of the Transaction pursuant to the terms of the Merger Agreement. At the effective time of the Transaction, each Skechers PSA will be cancelled and replaced with a right to receive one Class P Unit for each share of Skechers Common Stock subject to such Skechers PSA, which number of shares is determined based on performance levels described in the Merger Agreement. The number of Class P Units being registered is equal to (x) 1,088,143, representing the maximum number of shares of Skechers Common Stock issuable in settlement of Skechers PSAs issued and outstanding as of June 4, 2025, minus (y) 578,783, representing the maximum number of Class P Units expected to be beneficially owned by the Greenberg Stockholders. In accordance with Rule 416(a) of the Securities Act, this Registration Statement also covers an indeterminate number of additional Class P Units as may be issuable as a result of splits, dividends or similar transactions. For the avoidance of doubt, this Registration Statement does not register Class P Units expected to be beneficially owned by the Greenberg Stockholders.

(3)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) under the Securities Act, based on (i) the market value of the estimated maximum number of shares of Skechers Common Stock to be cancelled upon consummation of the Transaction pursuant to the terms of the Merger Agreement, which is equal to the product of (a) 158,026,328, the estimated number of shares of Skechers Common Stock to be cancelled in the Transaction (calculated as the sum of (A) 149,944,040 outstanding shares of Skechers Common Stock (the “Outstanding Skechers Common Stock”), (B) 1,088,143 shares of Skechers Class A Common Stock in respect of the Skechers PSAs, (C) 980,677 shares of Skechers Class A Common Stock in respect of Skechers restricted stock awards (“Skechers RSAs”), (D) 2,653,056 shares of Skechers Class A Common Stock in respect of restricted stock units (“Skechers RSUs”) and (E) 3,360,412 shares of Skechers Class A Common Stock reserved for issuance under the Skechers U.S.A. Inc. 2018 Employee Stock Purchase Plan), in each case (except (B)) as of May 3, 2025 and (b) $62.01, the average of the high and low sale prices of Skechers Class A Common Stock on the New York Stock Exchange on June 3, 2025, minus (ii) $9,495,875,961.00, which is the maximum aggregate amount of cash consideration estimated to be paid by the registrant to Skechers stockholders receiving Common Units in connection with the consummation of the Transaction, including cash consideration estimated to be paid by the registrant to the Greenberg Stockholders. The aggregate amount of cash set forth in clause (ii) of the prior sentence is equal to the sum of (A) the product obtained by multiplying $57.00 by the Maximum Equity Election Cap, and (B) the product obtained by multiplying $63.00 by the sum of (x) the Outstanding Skechers Common Stock minus the Maximum Equity Election Cap, (y) the Skechers RSUs and (z) the Skechers RSAs.

(4)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(c) and 457(f)(1) under the Securities Act, based on the market value of the estimated maximum number of shares of Skechers Common Stock entitled to receive Class P Units upon consummation of the Transaction pursuant to the terms of the Merger Agreement, which is equal to the product of (a) the maximum number of Class P Units represented by footnote (2) and (b) $62.01, the average of the high and low sale prices of Skechers Common Stock on the New York Stock Exchange on June 3, 2025.